UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2014

OCWEN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, 6th Floor
Atlanta, Georgia 30319
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On July 14, 2014, Ocwen Financial Corporation (the “Company”) entered into a Repurchase Letter Agreement with funds managed by WL Ross & Co. LLC pursuant to which the 62,000 outstanding shares of the Company’s Series A Perpetual Convertible Preferred Stock (the “Preferred Stock”) were converted into common stock and immediately repurchased and canceled. The aggregate purchase price was approximately $72.3 million. The transaction was approved by the Company’s Board of Directors and Audit Committee. Mr. Wilbur Ross, one of our directors and a principal of WL Ross & Co., recused himself from consideration and approval of the transaction.
This description of the Repurchase Letter Agreement is not complete and is qualified in its entirety by reference to the Repurchase Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
On July 14, 2014, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information contained under Item 7.01 in this Current Report on Form 8-K, including the information included in Exhibit 99.1 hereto, is being furnished and, as a result, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits
(a) – (c)	Not applicable.
(d)	Exhibits:
Exhibit No.     Description

10.1	Repurchase Letter Agreement, dated as of July 14, 2014, by and among Ocwen Financial Corporation and the holders of Series A Perpetual Convertible Preferred Stock party thereto
99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Date: July 14, 2014	By:	/s/ Michael R. Bourque
Michael R. Bourque
Executive Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)